SIXTH AMENDMENT TO AGREEMENT OF SALE

     This Sixth Amendment to Agreement of Sale (the "Amendment") is made and entered into on this 23rd day of January, 1997, by and between Storage Trust Properties, L.P., a Delaware limited partnership ("Purchaser"), and Jones Mill Road Partners, an Illinois limited partnership ("Seller"). This Amendment is made in view of the following facts:

                               Recitals of Fact

A. Purchaser and Seller previously entered into that certain Agreement of Sale dated as of the 26th day of September, 1996 (the "Original Agreement").

B. Purchaser and Seller previously entered into (i) an Amendment to the Agreement on the 9th day of October, 1996; (ii) a Second Amendment to Agreement of Sale on the 8th day of November, 1996; (iii) a Third Amendment to Agreement of Sale on the 26th day of November, 1996; (iv) a Fourth Amendment to Agreement of sale on the 13th day of December, 1996, and (v) a Fifth Amendment to Agreement of sale on the 22nd day of January, 1996. The Original Agreement, as amended by such amendments, is referred to herein as the "Agreement".

C. Purchaser and Seller desire to amend the Agreement on this date in order to reduce the purchase price, modify certain provisions relating to the Inspection Period, and alter certain dates contained in the Agreement.

     NOW, THEREFORE, in consideration of the promises and conditions herein contained, and in view of the foregoing recital of facts, the parties hereto agree as follows:

     1. The above recitals of fact are incorporated as substantive provisions of this Amendment.

     2. Capitalized Terms: Unless otherwise defined herein, capitalized terms shall have the same meanings ascribed to them within the Agreement.

     3. Purchase Price: All references in the Agreement to Purchase Price shall mean Three Million Two Hundred Fifty Thousand And No/100 Dollars ($3,250,000.00).

     4. Survey: The following sentence is hereby added to the end of Paragraph 3.2 of the Agreement:

     "Purchaser hereby acknowledges that (i) Purchaser has received the Updated Survey, and (ii) all matters disclosed by the Updated Survey are acceptable to Purchaser, except matters related to title exceptions 6, 7, 8, 10, 11(c) or 11(f) set forth on Schedule B of the Title Commitment dated August 23, 1996, as revised November 19, 1996, matters related to documents recorded in Deed Book 592, Page 149 and Deed Book 2444, Page 140, matters related to surface drainage, and matters related to encroachments over set back lines (collectively, the "Existing Exceptions"). Purchaser has ordered a survey of the "Swap Parcel" legally described on Exhibit A attached hereto (the "Swap Parcel Survey").
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     5.   Inspection and As-Is Condition:

     A. The first paragraph within Paragraph 7.1 of the Agreement is hereby deleted in its entirety and the following provision is substituted in its place:

     "7.1 During the period commencing on July 29, 1996, and ending at 5:00 p.m. Chicago time on February 17, 1997, (said period being herein referred to as the "Inspection Period"), Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser may enter upon the Property, at any reasonable time and upon reasonable prior notice to Seller, to complete a Phase I environmental survey of the Property and the Swap Parcel ('Environmental Report')."

     B. The fourth paragraph within Paragraph 7.1 of the Agreement is hereby deleted in its entirety and the following provision is substituted in its place:

          "Solely in the event that, in the reasonable discretion of Purchaser, either

               (i) the Swap Parcel Survey reveals any matter which would have a materially adverse effect on the use or value of the Swap Parcel,

               (ii) any matter related to the Existing Exceptions has a
                    materially adverse effect on the use or value of the Property,

               (iii) the Environmental Report reveals the existence of any matter which would have a materially adverse effect on the use or value of the Property or Swap Parcel,

               (iv) the self-storage special use permit for the Property is determined to be terminable (x) upon transfer of the Property to Purchaser, or (y) upon casualty to greater than 50% of the improvements located on the Property, then Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller at any time prior to the expiration of the Inspection Period with respect to items (i),
          (ii) and (iii) above, and 5:00 p.m. Chicago time on January 30, 1997 with respect to item (iv) above. If written notice is not given by Purchaser pursuant to this Paragraph 7.1 prior to the expiration of the time periods set forth in the previous sentence, then the right of Purchaser to terminate this Agreement pursuant to this Paragraph
          7.1 shall be waived. If Purchaser terminates this Agreement by written notice to Seller in accordance with this Paragraph 7.1, (i) Purchaser shall promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser in connection with its due diligence during the Inspection Period; and (ii) the Earnest Money deposited by Purchaser shall be immediately paid to
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          Purchaser, together with any interest earned thereon, and neither
          Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7.1. Notwithstanding anything contained herein to the contrary, Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7.1, shall survive the Closing and the delivery of the Deed and termination of this Agreement."

     6. Closing: Notwithstanding anything to the contrary contained in the Agreement, the Closing shall occur on February 20, 1997, and Closing Date shall mean February 20, 1997.

     Except as amended hereby, the terms and conditions of the Agreement as previously amended shall remain in full force and effect.


     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

                              Storage Trust Properties, L.P., a Delaware limited partnership, ("Purchaser")

                              By: Storage Trust Realty, a Maryland real estate investment trust, its sole general partner


                                   By:   /s/ Michael G. Burnam
                                        ------------------------------------
                                   Name:     Michael G. Burnam
                                        ------------------------------------
                                   Its:      Chief Executive Officer
                                        ------------------------------------


                              Jones Mill Road Partners, an Illinois
                              limited partnership ("Seller")

                              By:  Balcor Current Income Partners-85,
                                   an Illinois general partnership,
                                   its general partner

                                   By:  The Balcor Company, a Delaware
                                        corporation, a partner


                                        By:   /s/ Jerry M. Ogle
                                             --------------------------------
                                        Name:     Jerry M. Ogle
                                             --------------------------------
                                        Its:      Managing Director
                                             --------------------------------
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